                                                                    EXHIBIT 99.1


Dated:  September 22, 1996


                  HAWAIIAN AIRLINES OFFERINGS FULLY SUBSCRIBED,
                        RAISE $39 MILLION IN NEW CAPITAL

HONOLULU -- Hawaiian Airlines, Inc. (ASE and PSE: HA) today announced the successful completion of a shareholder rights offering and an investor offering. Both offerings were fully subscribed, collectively raising more than $39 million in new capital for the Honolulu-based airline.

In August, the company registered a total of 12.1 million new shares of common stock for sale in the rights and investor offerings. All 12.1 million shares were purchased at the subscription price of $3.25 per share, generating the offerings' maximum possible gross proceeds of $39.3 million.

Bruce R. Nobles, Hawaiian's president and chief executive officer, said the overwhelming response to the company's offerings indicates marketplace recognition of the company's successful three-year turn-around and its strong prospects.

"This infusion of substantial new capital was the last element needed to complete the rebirth of Hawaiian Airlines as a strong, competitive airline. Today, Hawaiian Airlines begins a new era in its 67-year history with a solid balance sheet and the capacity to capitalize on its growth opportunities," Noble said.

Hawaii Governor Ben Cayetano embraced the announcement as positive news for the state's tourism-driven economy.

"Since its introduction of Hawaii's first air service in 1929, Hawaiian Airlines has played an important role in the development of our tourism-based economy.
As the second largest carrier to and from Hawaii's primary visitor markets on the mainland, Hawaiian is becoming even more important to the state. We are proud of the company's remarkable turn-around and congratulate Hawaiian and its employees," Gov. Cayetano said.

Including new shares sold in the rights and investor offerings, there are now a total of 38.5 million shares of Hawaiian Airlines, Inc. common stock outstanding.

Hawaiian Airlines, the nation's 12th largest airline, provides scheduled and charter air transportation of passengers, cargo and mail among the islands of Hawaii and between Hawaii and five West Coast gateway cities and two destinations in the South Pacific.



                                       -4-